Exhibit 12.1

CLARCOR Inc.
Statement Regarding Computation of Certain Ratios
(Dollars in Thousands except Per Share Data)

	Fiscal Years Ended (A)
	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001	2000

Return on Beginning Assets
Net Earnings	$96,351	$71,830	$96,061	$90,834	$83,146	$76,954	$64,343	$54,688	$46,677	$41,930	$40,286
Divided by Beginning Assets	973,890	957,882	739,135	727,516	675,272	627,797	538,237	546,119	530,617	501,930	472,991
Equals Return on Beginning Assets	9.9%	7.5%	13.0%	12.5%	12.3%	12.3%	12.0%	10.0%	8.8%	8.4%	8.5%

Return on Beginning Shareholders' Equity
Net Earnings	$96,351	$71,830	$96,061	$90,834	$83,146	$76,954	$64,343	$54,688	$46,677	$41,930	$40,286
Divided by Beginning Shareholders' Equity	688,475	654,752	557,921	539,212	484,214	429,594	371,539	315,615	274,387	242,221	210,811
Equals Return on Beginning Shareholders' Equity	14.0%	11.0%	17.2%	16.8%	17.2%	17.9%	17.3%	17.3%	17.0%	17.3%	19.1%

Dividend Payout to Net Earnings
Dividends Paid	$20,143	$18,682	$16,845	$15,024	$14,203	$13,385	$12,834	$12,406	$11,975	$11,575	$11,207
Divided by Net Earnings	96,351	71,830	96,061	90,834	83,146	76,954	64,343	54,688	46,601	41,893	40,237
Equals Dividend Payout to Net Earnings	20.9%	26.0%	17.5%	16.5%	17.1%	17.4%	19.9%	22.7%	25.7%	27.6%	27.9%

Debt to Capitalization
Current Debt	$146	$99	$128	$94	$58	$233	$420	$674	$68,456	$5,579	$5,482
Long Term Debt	17,331	52,096	83,822	17,329	15,946	16,009	24,130	16,913	22,648	135,203	141,486
Total Debt	17,477	52,195	83,950	17,423	16,004	16,242	24,550	17,587	91,104	140,782	146,968
Ending Shareholders' Equity	757,527	688,475	654,752	557,921	539,212	484,214	429,594	371,539	315,615	274,387	242,221
Equals Capitalization	$775,004	$740,670	$738,702	$575,344	$555,216	$500,456	$454,144	$389,126	$406,719	$415,169	$389,189

Debt	$17,477	$52,195	$83,950	$17,423	$16,004	$16,242	$24,550	$17,587	$91,104	$140,782	$146,968
Divided by Capitalization	775,004	740,670	738,702	575,344	555,216	500,456	454,144	389,126	406,719	415,169	389,189
Equals Debt to Capitalization	2.3%	7.0%	11.4%	3.0%	2.9%	3.2%	5.4%	4.5%	22.4%	33.9%	37.8%

Working Capital
Current Assets	$526,273	$448,528	$432,571	$371,920	$380,340	$324,933	$303,990	$257,402	$259,746	$244,350	$230,479
Less Current Liabilities	163,457	131,942	143,503	114,171	118,428	121,470	126,272	111,373	174,255	94,931	97,826
Equals Working Capital	$362,816	$316,586	$289,068	$257,749	$261,912	$203,463	$177,718	$146,029	$85,491	$149,419	$132,653

Current Ratio
Current Assets	$526,273	$448,528	$432,571	$371,920	$380,340	$324,933	$303,990	$257,402	$259,746	$244,350	$230,479
Divided by Current Liabilities	163,457	131,942	143,503	114,171	118,428	121,470	126,272	111,373	174,255	94,931	97,826
Equals Current Ratio	3.2	3.4	3.0	3.3	3.2	2.7	2.4	2.3	1.5	2.6	2.4

(A) Calculation of Certain Items Presented in the "11-Year Financial Review" Filed with Form 10-K for Fiscal Year Ended 11/27/10